UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2014

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

NORTH CAROLINA	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 BOXWOOD VILLAGE DRIVE, MOCKSVILLE, NORTH CAROLINA 27028

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

The information concerning the amendments to the articles of incorporation of Bank of the Carolinas Corporation (the “Company”) set forth under Item 5.03 is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 24, 2014, the Company amended its articles of incorporation for the purpose of fixing the preferences, limitations, and relative rights of a new series of its preferred stock, designated as Junior Participating Preferred Stock, Series B (the “Series B Preferred Stock”). The creation of the Series B Preferred Stock is required under the terms of the Company’s Tax Benefits Preservation Plan dated as of July 11, 2014. A copy of the Tax Benefits Preservation Plan was included as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2014.

There are 500,000 authorized shares of Series B Preferred Stock. The board of directors may increase or decrease the number of authorized shares, subject to certain restrictions. Unless otherwise provided in articles of amendment relating to a subsequent series of the Company’s preferred stock, the Series B Preferred Stock ranks junior to all other series of the Company’s preferred stock and senior to the Company’s common stock with respect to the payment of dividends and the distribution of assets.

Holders of the Series B Preferred Stock are entitled to quarterly cash dividends payable on the first business day of March, June, September, and December each year. The quarterly dividend is equal to 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount of all non-cash dividends and distributions declared on the Company’s common stock since the immediately preceding quarterly dividend payment date, subject to certain exceptions and adjustments.

In the event any dividend or distribution on the Series B Preferred Stock has been declared but is unpaid, the Company generally may not (i) declare or pay dividends or distributions on any shares of stock ranking junior to the Series B Preferred Stock, including the Company’s common stock (the “Junior Stock”), (ii) declare or pay dividends or distributions on any shares of stock ranking equally with the Series B Preferred Stock (the “Parity Stock”), except dividends paid ratably on both the Series B Preferred Stock and the Parity Stock, (iii) redeem any shares of Junior Stock, or (iv) redeem any shares of Series B Preferred Stock or Parity Stock.

Each share of Series B Preferred Stock is generally entitled to 1,000 votes on all matters submitted to a vote of the Company’s shareholders, subject to adjustment in certain circumstances.

Shares of the Series B Preferred Stock are generally not transferable, except by a registered holder (i) to an affiliate of such registered holder; (ii) to the Company; (iii) in a public distribution; (iv) in a transaction after which no transferee or group of transferees would hold 2% or more of any class of the Company’s common stock; or (v) to a transferee that owns at least 50% of the Company’s common stock prior to such transfer.

Upon any liquidation, dissolution, or winding up of the Company, no distribution may be made to the holders of shares of Junior Stock unless the holders of the Series B Preferred Stock have received $100 per share plus any declared but unpaid dividends. Holders of the Series B Preferred Stock are also entitled to receive, subject to certain adjustments, an amount equal to 1,000 times the aggregate amount to be distributed to holders of shares of Junior Stock or Parity Stock, except distributions made ratably on the Series B Preferred Stock and the Parity Stock.

In the event the Company enters into any consolidation, merger, share exchange, combination, or other transaction in which the shares of the Company’s common stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination of the foregoing, then in any such case each share of Series B Preferred Stock will be similarly exchanged or changed into an amount per share, subject to certain adjustments, equal to 1,000 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the Company’s common stock is changed or exchanged.

The shares of Series B Preferred Stock will not be redeemable.

As of the date of this report, no shares of Series B Preferred Stock have been issued. The Company does not intend to issue any shares of Series B Preferred Stock unless required under the terms of its Tax Benefits Preservation Plan.

The foregoing description of the terms of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company’s articles of amendment relating to the Series B Preferred Stock, a copy of which is included as Exhibit 3.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Amendment of Bank of the Carolinas Corporation, filed July 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer

Dated: July 30, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Amendment of Bank of the Carolinas Corporation, filed July 24, 2014

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